SCHEDULE 14A INFORMATION

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Tercica, Inc.

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The following is a copy of the transcript of a conference call held at 9:00 a.m. Eastern time on Thursday, June 5, 2008.

LIPPERT HEILSHORN & ASSOCIATES

Moderator: Fred Wiklund (Tercica)

06-05-08/8:00 am CT

Confirmation # 50932016

|Page 1

LIPPERT HEILSHORN & ASSOCIATES

Moderator: Fred Wiklund (Tercica)

June 5, 2008

8:00 am CT

Operator:	Welcome to the Tercica conference call. At this time all participants are in a listen-only mode. Following management’s prepared remarks, we’ll hold a Q&A session. To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star zero for operator assistance.

As a reminder, this conference is being recorded today, Thursday, June 5, 2008. I would now like to turn the conference over to Mr. Fred Wiklund. Please go ahead sir.

Fred Wiklund:	Good morning, this is Fred Wiklund, Senior Director of Investor Relations and Corporate Development at Tercica. Thank you for joining us today to discuss yesterday’s announcement of the proposed acquisition of Tercica by Ipsen.

Joining me from Tercica today are Chip Scarlett our Chief Executive Officer and Ajay Bansal our Chief Financial Officer. This call today contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 of Tercica relating to the proposed acquisition of Tercica by Ipsen.

LIPPERT HEILSHORN & ASSOCIATES

Moderator: Fred Wiklund (Tercica)

06-05-08/8:00 am CT

Confirmation # 50932016

|Page 2

Such forward-looking statements include but are not limited to statements regarding the anticipated closing of the acquisition of Tercica, Ipsen’s future ownership interest in Tercica, Ipsen’s ability to finance the transaction, and the expected benefits of the acquisition. Words such as ‘would’, ‘will’, ‘opportunity’, ‘believe’, ‘intends’, ‘may’, and similar expressions are intended to identified forward-looking statements.

Any statements contained in this conference call that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Tercica’s current expectations.

Forward-looking statements contain risks and uncertainties. Tercica’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which include, without limitation, the risk that the acquisition may not be consummated as the transaction is subject to certain closing conditions.

The closing of the transaction may be delayed and the expected benefits of the acquisition may not be realized.

Other risk factors related to Tercica’s business are discussed under risk factors in Tercica’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 and other periodic filings with the SEC.

Tercica expressly disclaims any obligation or undertaking to release publicly any updates or additions to any forward-looking statements contained in this call.

LIPPERT HEILSHORN & ASSOCIATES

Moderator: Fred Wiklund (Tercica)

06-05-08/8:00 am CT

Confirmation # 50932016

|Page 3

With that, I’d like to turn the call over to Chip Scarlett

Chip Scarlett:	Thanks Fred and good morning everyone. Yesterday afternoon we announced that Tercica and Ipsen had entered into a definitive merger agreement by which an affiliate of Ipsen would acquire all of the shares of Tercica common stock that Ipsen does not currently own at a price of $9 per share in cash. This offer values Tercica at approximately $663 million.

The transaction which is subject to approval by Tercica’s stockholders holding a majority of the outstanding Tercica common stock as been unanimously approved by Tercica’s Board of Directors following recommendation and approval by a special committee of Tercica’s Board of Directors which was comprised of three independent non-employee Directors.

Ipsen is agreed to exercise its outstanding Tercica warrant and convert its outstanding Tercica convertible notes promptly following today’s agreement. Upon such exercising conversion, Ipsen and its affiliates will own approximately 42.7% of the outstanding Tercica common stock.

Ipsen intends to finance this transaction through a combination of existing internal financial resources and bank loan financing. The proposed cash offer represents 104% premium to Tercica’s closing price on June the 4th 2008 and a 74% premium to the volume weighted average closing share price during the last three months

We believe this transaction recognizes the value that we’ve created at Tercica and provides our stockholders with attractive financial terms. The completion of the merger is subject to the satisfaction or waiver of customary closing conditions including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

LIPPERT HEILSHORN & ASSOCIATES

Moderator: Fred Wiklund (Tercica)

06-05-08/8:00 am CT

Confirmation # 50932016

|Page 4

While we can’t predict the timing of the closing of the transaction with certainty, we expect that the transaction can be completed by the third quarter of this year.

With that I’d like to now turn the call over for Q&A.

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star then the number 2. If you are using a speaker phone, please pick up your handset before entering your request. One moment please for the first question.

Your first question will be from the line of Tom Shrader of Rodman and Renshaw. Please go ahead with your question.

Tom Shrader:	Good morning.

Man:	Good morning (unintelligible).

Man:	Hey, good morning Tom.

Tom Shrader:	How are you? We’ll miss you guys.

LIPPERT HEILSHORN & ASSOCIATES

Moderator: Fred Wiklund (Tercica)

06-05-08/8:00 am CT

Confirmation # 50932016

|Page 5

Tom Shrader:	My major question is you’ve been close to Ipsen for a long time, why now? You see something in the market—do you need more muscle to sell your drugs or is the price just good? Can you give us a sense of whether this is a financial or a strategic deal.

Chip Scarlett:	Well I can’t speak to Ipsen’s specific, you know, commentary—they gave a little bit of color on it in their conference call this morning, Tom, from their perspective and I think that I would have to just let them speak for themselves.

From our perspective, as is always the case with a cash deal when approached by someone, we have to, you know, conduct the usual analysis of our business prospects. We had a very robust process and when we looked at it, we felt that this represented that the, you know, that the offer in cash and on the timing and terms provided by the merger agreement really represented a very fair value for our shareholders and I think that’s the real—the final determinant. We serve at the pleasure of our shareholders for their benefit.

Tom Shrader:	And what happens to the sales forces and things like that—do all the people go with it?

Chip Scarlett:	So I think it’s fair to comment in—again this is really a question for Ipsen. But obviously, Jean-Luc Belingard made a—the point quite a few times on his call this morning that the—that an important element of their thinking was in not doing a Greenfield site was to reduce their execution risk.

I think that implications that are obvious for, you know, how this goes forward, but again I’m not in a position to comment—really make any comments on post transaction developments, you know, that’s just the way our system goes here. But I feel very confident that if you speak with them if you look through the transcript of their call, you’ll get a lot of answers to their future indications to the extent to which they can speak about it as well.

LIPPERT HEILSHORN & ASSOCIATES

Moderator: Fred Wiklund (Tercica)

06-05-08/8:00 am CT

Confirmation # 50932016

|Page 6

Tom Shrader:	Okay, thanks a lot.

Chip Scarlett:	Sure.

Operator:	Once again ladies and gentlemen, as a reminder, to register for a question, please press star then the number 1 on your telephone.

Once again that was star followed by the number 1.

There are no further questions at this time.

Chip Scarlett:	All right. Well thank you all very much and we appreciate all the support we’ve had from many people and suspect who dialed in this morning and thank you for your interest in the company today. Have a good day the rest of the day. Bye bye.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.

END